Filed Pursuant to Rule 424(b)(3)
Registration No. 333-87824

PROSPECTUS

DOCUMENTUM, INC.

421,941 Shares of Common Stock

     This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. It relates to the public offering, which is not being underwritten, of 421,941 shares of our common stock that are held by one of our current stockholders. We issued such shares to this selling stockholder in connection with the acquisition of select assets of The Bulldog Group, Inc. and certain of its affiliates in December 2001.

     The selling stockholder may sell these shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by the selling stockholder, see the section entitled “Plan of Distribution” on page 7. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

     Our common stock is traded on the Nasdaq National Market under the trading symbol “DCTM.” On June 13, 2002, the last reported sale price of our common stock was $11.60 per share.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 1 to read about risks you should consider before buying shares of our common stock.

     The Securities and Exchange Commission may take the view that, under certain circumstances, the selling stockholder and any broker-dealers or agents that participate with the selling stockholder in the distribution of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act. We and the selling stockholder have agreed to certain indemnification arrangements. See “Plan of Distribution” on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 14, 2002

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

ABOUT THIS PROSPECTUS	i
PROSPECTUS SUMMARY	ii
RISK FACTORS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	6
DIVIDEND POLICY	6
SELLING STOCKHOLDER	7
PLAN OF DISTRIBUTION	7
LEGAL MATTERS	9
EXPERTS	9
WHERE YOU CAN FIND MORE INFORMATION	9

________________

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

________________

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. It relates to the public offering, which is not being underwritten, of 421,941 shares of our common stock, 361,287 of which are held by one of our current stockholders and 60,654 of which are designated to be held in escrow. We issued such shares to this selling stockholder and put such shares in escrow in connection with the acquisition of select assets of The Bulldog Group, Inc. and certain of its affiliates in December 2001. This prospectus provides you with a general description of our common stock. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

i

PROSPECTUS SUMMARY

THE FOLLOWING IS A SUMMARY OF OUR BUSINESS. THE DISCUSSION IN THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. THE SECTIONS ENTITLED “RISK FACTORS” BEGINNING ON PAGE 1 OF THIS PROSPECTUS, AND “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” AND “BUSINESS” IN OUR ANNUAL REPORT AND QUARTERLY REPORTS CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THOSE DIFFERENCES.

     We are a leading provider of enterprise content management (ECM) software solutions. Our software solution brings automation to the creation, management, personalization, and distribution of vast types of content - including documents, Web pages, Extensible Markup Language (XML) files, and rich media - in one common content platform and repository. Our platform makes it possible for companies to distribute content globally across all internal and external systems, applications and user communities, while maintaining brand and user experience. Our primary objective is to strengthen our technology position by continuing to evolve our solution through offering full-spectrum enterprise content management in a single, fully-integrated platform.

     In 1999, we introduced Documentum 4i™, the next generation, open standards-based ECM platform. This Internet-scale, enterprise-wide content management platform offers automated services that support content creation, content management, personalization of content, and delivery of that content to a wide variety of information devices, including the Web, cellular phone, pager, fax machine, printer, CD or PDA device. At the heart of Documentum 4i is the Documentum e-Content Server™, which implements a content repository and a rich set of content contribution, workflow, process automation services, and lifecycle automation services for controlling and managing content and processes throughout and between distributed enterprises. In addition to Documentum 4i, we offer the following five packaged editions that offer a tailored mix of core technology from Documentum 4i:

•	Documentum 4i Web Content Management Edition for creating, managing, personalizing, and delivering dynamic content across the Web;

•	Documentum Digital Asset Management (DAM) Edition for use in providing unique capabilities for organizations that produce and distribute broadcast-quality digital and physical assets, such as media and entertainment and broadcast companies;

•	Documentum 4i Portal Content Management Edition for extending and enhancing portal capabilities by transforming corporate portals into interactive e-business tools that allow users within and beyond the enterprise to access and act on trusted content;

•	Documentum 4i B2B Content Management Edition for enabling seamless business-to-business content exchange, global inter-enterprise business processes, information supply chain integration, and rapid B2B application development; and

•	Documentum 4i Content Management Compliance Edition for allowing compliance with standards and regulatory rulings that govern how a company does business. This Edition provides the full set of products required to control, audit, report, and secure trusted content;

     More than 1,400 organizations worldwide rely on Documentum solutions to enable content-rich interactions with customers, business partners and employees. We well and market our products through our own direct sales teams, both in the field and through in-house corporate telesales, as well as through complementary indirect channels primarily consisting of key systems integrators, distributors, technical partners, and ASP’s.

     Our objective is to the be leader in enterprise content management. To achieve this objective, our strategy includes maintaining our leadership in the enterprise content management market, expanding channel reach and effectiveness, expanding our global presence, increasing brand awareness, and leveraging our deep vertical presence.

ii

     We acquired select assets of The Bulldog Group, Inc., a privately-held company located in Toronto, Canada, and certain of its affiliates pursuant to an Asset Purchase Agreement dated December 3, 2001. The Bulldog Group, Inc. is a provider of digital asset management software solutions that allow companies to store, browse, manage, and distribute various digital media content including video, audio, image or text documents. On March 4, 2002, we announced the immediate availability of two new product offerings, Documentum Media Services and the Digital Asset Management Edition, which are based on The Bulldog Group technology.

     On April 5, 2002, we closed a private placement of $125 million of our 4.5% senior convertible notes due April 1, 2007. The notes are convertible into shares of our common stock at a conversion price of $30.02 per share.

     We were incorporated in Delaware in January 1990. As of December 31, 2001, we had 947 employees. We currently have 13 sales offices in the United States, nine sales offices in Europe and one office in each of Canada, Japan, Korea, Hong Kong, Singapore, Taiwan and Australia as well as distributors in Europe, the Middle East, Asia-Pacific, Latin America and South Africa. Our principal executive offices are located at 6801 Koll Center Parkway, Pleasanton, California, 94566, and our telephone number is (925) 600-6800.

     In this prospectus, “Documentum,” “we,” “our,” and the “Company” refer to Documentum, Inc., unless the context otherwise requires.

THE OFFERING

Common Stock offered by selling stockholder	421,941 shares
Common Stock offered by us	0 shares
Common Stock outstanding before the offering	39,128,436
Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholder.
Nasdaq National Market symbol	DCTM
Risk Factors	You should read the “Risk Factors” section, beginning on page 1, as well as the other cautionary statements, risks and uncertainties described in this prospectus so that you understand the risks associated with an investment in the common stock.

     Documentum®, Documentum 4i™, and Documentum eContent Server™ are trademarks of Documentum, Inc. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

iii

RISK FACTORS

     Investment in our common stock involves a high degree of risk. You should consider carefully the following discussion of risks as well as other information in this prospectus and any prospectus supplement before purchasing any of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

     The Company’s operating results are unpredictable and may vary from quarter to quarter. Our future operating results may vary significantly and are difficult to predict due to a number of factors, many of which are beyond our control. These factors include:

•	demand for our products;

•	the level of product and price competition;

•	the length of our sales cycle;

•	the size and timing of individual license transactions;

•	the delay or deferral of customer implementations;

•	our success in expanding our customer support organization, direct sales force and indirect distribution channels;

•	the timing of new product introductions and product enhancements;

•	changes in our pricing policy;

•	the publication of opinions concerning us, our products or technology by industry analysts;

•	the mix of products and services sold;

•	levels of international sales;

•	activities of and acquisitions by competitors;

•	the timing of new hires;

•	changes in foreign currency exchange rates;

•	our ability to develop and market new products and control costs; and

•	domestic and international economic and political conditions.

     One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly.

     Readers should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations. These fluctuations may negatively impact our stock price. Our net revenue and operating results may vary drastically from quarter to quarter because of numerous factors largely beyond our control, including the following:

•	the potential delay in recognizing revenue from license transactions;

•	the discretionary nature of our customers’ budget and purchase cycles;

•	variations in our customers’ fiscal or quarterly cycles;

•	the size and complexity of our license transactions;

•	the timing of new product releases;

•	seasonal variations in operating results; and

•	the tendency to realize a substantial amount of revenue in the last weeks, or even days, of each quarter.

     The United States, Europe and Asia/Pacific have continued to experience a general decline in economic conditions. The downturn in general economic conditions has led to reduced demand for a variety of goods and services, including many technology products. During the twelve months ended December 31, 2001, we saw a significant decrease in the overall demand for our products and services that resulted in lower than anticipated license revenue and a net loss.

     Each customer makes a discretionary decision to implement our products that is subject to its resources and budget cycles. Additionally, our license sales generally reflect a relatively high amount of revenue per order, and as a result, the loss or delay of individual orders could have a significant impact on quarterly operating results and revenue. Furthermore, the timing of license revenue is difficult to predict because of the length of our sales cycle, which typically ranges from three to nine months from initial contact. Also, our strategy of providing customers with complete content management solutions typically results in software licenses being bundled with services. In these cases, the delivery of services may delay recognition of license revenue.

     Because our operating expenses are based on anticipated revenue trends and because a high percentage of these expenses is relatively fixed, any shortfall from anticipated revenue or a delay in the recognition of revenue from license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. If these expenses precede, or are not followed by, increased revenue, our operating results would be lower than expected and our stock price may fall.

     As a result of the foregoing and other factors, operating results for any quarter are subject to significant variation, and we believe that period-to-period comparisons of our results of operations are not necessarily meaningful in terms of their relation to future performance. You should not rely upon these comparisons as indications of future performance. Furthermore, it is likely that our future quarterly operating results from time to time will not meet the expectations of public market analysts or investors, in which case there would likely be a drop in the price of our common stock.

     Our sales and implementation cycles are lengthy and difficult to predict. In general, the timing of the sales and implementation of our products is lengthy and not predictable with any degree of certainty. Therefore, current sales and implementation cycles should not be relied upon as an indication of future cycles.

     The licensing of our software products is often an enterprise-wide decision by prospective customers and generally requires us to engage in a lengthy sales cycle (generally between three and nine months) to provide a significant level of education to prospective customers regarding the use and benefits of our products. The size and complexity of any particular transaction can also cause delays in the sales cycle. Additionally, the implementation of our products can involve a significant commitment of resources by customers over an extended period of time and is commonly associated with substantial information systems changes or upgrade efforts by the customer. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which we have little or no control. A delay in the sale of even a limited number of license transactions can result in lower than expected revenue and cause our operating results to vary significantly from quarter to quarter.

     A substantial portion of our revenue is attributable to one family of products and related services. To date, substantially all of our revenue has been attributable to sales of licenses of the Documentum EDMS and Documentum 4i family of products and related services. We expect Documentum 4i, newer product offerings and related services to continue to account for a substantial majority of our future revenue. As a result, factors adversely affecting the pricing of or demand for such products, such as competition or technological change, could harm our business, financial condition and results of operations.

     Our failure to identify new product opportunities or to develop new products or versions could harm our business. The content management software and services market in which we compete is characterized by (1) rapid technological change, (2) frequent introduction of new products and enhancements, (3) changing customer needs, and (4) evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the life cycles of our products are difficult to estimate. To keep pace with technological developments, evolving industry standards and changing customer needs, we must support existing products and develop new products. Our future success also depends in part on our ability to execute on our strategy of developing Web content management and business-to-business solutions and to maintain and enhance relations with technology partners, including RDBMS vendors, in order to provide our customers with integrated product solutions.

     We may not be successful in maintaining and enhancing the aforementioned relationships or in developing, marketing and releasing new products or new versions of our products that respond to technological developments, evolving industry standards or changing customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If we fail to successfully maintain or enhance relationships with our technology partners or to execute on our integrated product solution strategy, or if release dates of any future products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be harmed. We have in the past experienced delays in the release dates of enhancements to our products. While the delays we have experienced to date have been minor (not exceeding six months), there can be no assurance that we will not experience significant future delays in product introduction.

     We are dependent on the market for enterprise content management solutions, which may not continue to grow. The market for content management software and services is intensely competitive, highly fragmented and rapidly changing. Our future financial performance will depend primarily on the continued growth of the market for content management software and services and the adoption of our products by organizations in this market. If the content management software and services market fails to grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be harmed.

     We face intense competition from several competitors and may be unable to compete successfully. Our products target the emerging market for Web-based and client/server software solutions. This market is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. We encounter direct competition from a number of public and private companies that offer a variety of products and services addressing this market. These companies include FileNet, OpenText, Interwoven, Stellent and Vignette. Additionally, several other enterprise software vendors, such as Microsoft, Oracle and Lotus (a division of IBM) are potential competitors in the future. Many of these current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, several of these companies, including Microsoft, Oracle, Lotus and others, have well-established relationships with our current and potential customers and strategic partners, as well as extensive resources and knowledge of the enterprise software industry that may enable them to more easily offer a single-vendor solution. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

     We also face indirect competition from systems integrators. We rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. If we were unable to develop and maintain effective, long-term relationships with these third parties, our competitive position would be materially and adversely affected. Further, many of these third parties possess industry-specific expertise and have significantly greater resources than we do, and may market software products that compete with us in the future.

     There are many factors that may increase competition in the market for Web-based and client/server software solutions, including (1) entry of new competitors, (2) alliances among existing competitors and (3) consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could harm our business, financial condition and operating results. If we cannot compete successfully against current and future competitors or overcome competitive pressures, our business, operating results and financial condition may be harmed.

     We are dependent on a relatively small number of customers and those customers tend to be concentrated in several industries. Our success depends on maintaining relationships with our existing customers. A relatively small number of customers have accounted for a significant percentage of our revenue. Additionally, our customers are somewhat concentrated in the process and discrete manufacturing, pharmaceutical, financial services and high technology industries. We expect that sales of our products to a limited number of customers and industry segments will continue to account for a significant percentage of revenue for the foreseeable future. The loss of a small number of customers or any reduction or delay in orders by any such customer, or our failure to market our products successfully to new customers and new industry segments could harm our business and our prospects.

     We rely on a number of relationships with third parties for sales, distribution and integration and our failure to maintain these relationships, or establish new relationships, could harm our business. We have established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and the implementation of our products. We believe that our relationships with these organizations, including indirect channel partners and other consultants, provide marketing and sales opportunities for our direct sales force, expand the distribution of our products and broaden our product offerings through product bundling. These relationships allow us to keep pace with the technological and marketing developments of major software vendors and provide us with technical assistance for our product development efforts. Our failure to maintain these relationships, or to establish new relationships in the future, could harm our business.

     We depend on the services of key personnel. Our future performance depends in significant part on the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement with us. The loss of services of one or more of our executive officers or key technical personnel could harm our business, operating results and financial condition.

     Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain key employees or that we can attract, assimilate or retain other highly qualified personnel in the future. We are subject to risks associated with international operations. Our revenue is primarily derived from large multi-national companies. To service the needs of these companies, we must provide worldwide product support services. The Company has offices in London, Paris, Munich, Tokyo, Melbourne, Hong Kong, Singapore, Taipei, and Seoul. The Company operates its international technical support operations in the London, Munich and Melbourne offices. We have expanded, and intend to continue expanding, our international operations and enter additional international markets. This will require significant management attention and financial resources that could adversely affect our operating margins and earnings. We may not be able to maintain or increase international market demand for our products. If we do not, our international sales will be limited, and operating results would suffer.

     Our international operations are subject to a variety of risks. Risks associated with our international operations include (1) foreign currency fluctuations, (2) economic or political instability, (3) shipping delays, (4) various trade restrictions, (5) our limited experience in, and the costs of, localizing products for foreign countries, (6) longer accounts receivable payment cycles and (7) difficulties in managing international operations, including, among other things, the burden of complying with a wide variety of foreign laws.

     Our industry is characterized by vigorous protection and pursuit of intellectual property rights that could result in substantial cost to us. We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. Additionally, our competition may independently develop similar technology.

     Although we do not believe that we are infringing any proprietary rights of others, third parties may claim that we have infringed their intellectual property rights. Furthermore, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of such former employers. Any such claims, with or without merit, could (1) be time-consuming to defend, (2) result in costly litigation, (3) divert management’s attention and resources, (4) cause product shipment delays, and (5) require us to pay money damages or enter into royalty or licensing agreements. A successful claim of intellectual property infringement against us and our failure or inability to license or create a workaround for such infringed or similar technology may result in substantial damages payments or termination of sales of infringing products.

     We license certain software from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on acceptable terms. The loss of, or inability to maintain, any of these software licenses could result in shipment delays or reductions, resulting in lower than expected operating results.

     We may face product liability claims from our customers. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. A successful product liability claim brought against us could result in payment of substantial damages.

     We are subject to risks associated with product defects and incompatibilities. Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Also, new products or enhancements may contain undetected errors, or “bugs,” or performance problems that, despite testing, are discovered only after a product has been installed and used by customers. Errors or performance problems could cause delays in product introduction and shipments or require design modifications, either of which could lead to a loss in or delay in recognition of revenue.

     Our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we expect that our customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Despite extensive testing by us and by current and potential customers, errors may be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to our reputation, diversion of development resources, the payment of monetary damages or increased service or warranty costs, any of which could harm our business, operating results and financial condition.

     We are subject to risks associated with acquisitions. As part of our business strategy, we frequently evaluate strategic opportunities available to us and expect to make acquisitions of, or significant investments in, businesses that offer complementary products and technologies. Any future acquisitions or investments would, expose us to the risks commonly encountered in acquisitions of businesses. Future acquisitions of complementary technologies, products or businesses will result in the diversion of management’s attention from the day-to-day operations of our business and the potential disruption of our ongoing business. Additionally, such acquisitions may include numerous other risks, including difficulties in the integration of the operations, products and personnel of the acquired companies. Future acquisitions may also result in dilutive issuances of equity securities, the incurrence of debt and impairment and amortization expenses related to goodwill and other intangible assets, respectively. Our failure to successfully manage future acquisitions may harm our business and financial results.

     Our stock price is extremely volatile. The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to ours and which have been unrelated to the operating performance of these companies. These market fluctuations may decrease the market price of our common stock.

     Some provisions in our certificate of incorporation and our bylaws could delay or prevent a change in control. Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further approval by our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. We have instituted a classified Board of Directors in our Amended and Restated Certificate of Incorporation. We have also implemented a Share Purchase Plan (or “Rights Plan”) under which all stockholders of record as of February 24, 1999 received certain rights to purchase shares of a new series of preferred stock. The rights are exercisable only if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of our common stock. These provisions and certain other provisions of our Amended and Restated Certificate of Incorporation and certain provisions of our Amended and Restated Bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus or incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms and other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

     We will not receive any proceeds from sales, if any, of our common stock by the selling stockholder. The purpose of this offering is to register shares of our common stock for resale by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder who offer and sell its shares. See “Selling Stockholder” and “Plan of Distribution” described below.

DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in our business, and we do not expect to pay any cash dividends in the foreseeable future.

SELLING STOCKHOLDER

     In connection with the acquisition of select assets of The Bulldog Group, Inc., a privately-held company located in Toronto, Canada, and certain of its affiliates completed in December 2001, we issued shares of our common stock to the selling stockholder, and we agreed to register such shares for resale. Our registration of these shares of common stock for resale does not necessarily mean that the selling stockholder will sell all or any of its shares.

     The following table sets forth the number of shares owned by the selling stockholder as of May 7, 2002. The information provided in the table below with respect to the selling stockholder has been obtained from such selling stockholder. The selling stockholder has not had a material relationship with us within the past three years other than as described below or as a result of the ownership of the shares or other securities of Documentum, Inc. No estimate can be given as to the amount of shares that will be held by the selling stockholder after completion of this offering because the selling stockholder may offer all or only some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below.

			Number of Shares
			Which May be Sold
Name of Selling	Shares Beneficially		Pursuant to this
Stockholder	Owned(1)	Percentage	Prospectus (2)(3)

TBG Corporation Inc.(4)	421,941	*	361,287

*	Less than 1% of our outstanding common stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(3)	Does not include an aggregate of 60,654 shares of common stock beneficially owned by the selling stockholder that have been designated to be deposited in escrow pursuant to the Asset Purchase Agreement, dated December 3, 2001 by and among Documentum Canada Company, a Nova Scotia corporation, and a wholly owned subsidiary of Documentum, Inc., and the selling stockholder (the “Escrow Shares”). Such escrow will expire on December 5, 2002 to the extent no claims on the escrow shares have been made pursuant to the Asset Purchase Agreement. A number of shares equivalent to the Escrow Shares have been included in this Registration Statement, but they are not included in this column of the table. An amended prospectus may be filed to reflect any change in the number of shares offered by the selling stockholder as a result of the expiration of the escrow.

(4)	Formerly known as The Bulldog Group, Inc.

PLAN OF DISTRIBUTION

     Pursuant to contractual registration rights contained in a Registration Rights Agreement dated as of December 3, 2001, we are registering 421,941 shares of common offered by the selling stockholder hereunder, of which 60,654 shares are designated to remain in escrow. As used in this prospectus, “selling stockholder” includes the pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The shares may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of Documentum in making decisions with respect to the timing, manner and size of each sale. Documentum will not receive any proceeds from any sales of the shares by the selling stockholder.

     The shares of common stock offered by the selling stockholder, or by its pledgees, transferees or other successors in interest, may be sold from time to time to purchasers directly by the selling stockholder acting as principal for its own account in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the selling stockholder may from time to time offer the common stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and/or the purchasers of shares for whom they may act as agent. Sales may be made on the Nasdaq National Market or in private transactions. In addition to sales of common stock pursuant to the registration statement of which this prospectus is a part, the selling stockholder may sell such common stock in compliance with Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act.

     The selling stockholder and any agents, broker-dealers or underwriters that participate in the distribution of the common stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any profit on the resale of the common stock purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder, and we have informed it of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We will pay substantially all of the expenses incident to the offering and sale of the common stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Expenses payable by us in connection with this offering, are estimated to be $50,000.

     The sale of shares by the selling stockholder is subject to compliance by the selling stockholder with certain contractual restrictions it has with us. There can be no assurance that the selling stockholder will sell all or any of the shares.

     We have agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act. In return, the selling stockholder has agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

     We have agreed with the selling stockholder to keep the Registration Statement, of which this prospectus constitutes a part, effective for up to one year following December 3, 2001 the effective time of our acquisition of the outstanding assets of The Bulldog Group, Inc. (which period may be shortened or extended under certain circumstances). We intend to de-register any of the shares not sold by the selling stockholder at the end of such period; however, it is anticipated that at such time any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

LEGAL MATTERS

     The validity of the shares of our common stock offered hereby will be passed upon for Documentum by Cooley Godward LLP, Palo Alto, California.

EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms in Washington, DC, New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800- SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 “K” Street, Washington, DC 20006.

     The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002;

•	our Definitive Proxy on Schedule 14A, filed with the SEC on April 16, 2002;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002, filed with the SEC on May 15, 2002;

•	the current reports on Form 8-K we filed with the SEC on March 20, 2002, April 2, 2002 and April 11, 2002; and

•	the description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed on February 1, 1996, including any amendments or reports filed for the purpose of updating such description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Documentum, Inc. 6801 Koll Center Parkway Pleasanton, CA 94566-7047 (925) 600-6800

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement.